EXHIBIT 10.1
EXTENSION AGREEMENT
The Teamsters National Freight Industry Negotiation Committee on behalf of itself and those local unions covered by the NMFA (as amended by the MOUs) and YRC Freight, New Penn and Holland agree to extend the current multiemployer contract which is currently set to expire on March 31, 2019 for a brief period of time through and including May 31, 2019, in order to allow the parties to finalize a new tentative agreement and conduct the ratification process. Any economic improvements for the employees shall be retroactive to April 1, 2019 unless expressly agreed to otherwise.

/s/ Mitchell Lilly 3/21/19	/s/ Ernie Soehl 3/21/19
FOR THE COMPANIES	FOR TNFINC